Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2016 Financial Results

ARLINGTON, VA, May 10, 2016 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company” or “Arlington”) today reported non-GAAP core operating income of $18.4 million for the quarter ended March 31, 2016, or $0.80 per diluted share.  A reconciliation of non-GAAP core operating income to GAAP income (loss) before income tax appears at the end of this press release.

First Quarter 2016 Financial Highlights

•	$0.80 per diluted share of non-GAAP core operating income
o	Inclusive of $0.05 per diluted share increase in cost of funding from the fourth quarter
•	$(1.38) per diluted share of net loss
•	$18.86 per share of book value
•	$14.45 per share of tangible book value
•	$0.625 per share dividend

“Our investment portfolio continued to generate strong cash spread earnings consistent with our expectations, despite volatile market conditions and an increase in our short-term cost of funding following the Federal Reserve’s December rate increase.  A relatively benign prepayment environment helped drive strong core operating income results during the first quarter of $0.80 per diluted share, in line with recent quarters after giving effect to the increase in short-term funding costs.  These positive results enabled the Company to continue to deliver a consistent dividend to our shareholders of $0.625 per share,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer. “Arlington continues to maintain an overall hedge structure that is well-positioned for an increase in interest rates and is best situated to protect the Company’s book value and earnings potential over the long-term.  In a falling interest rate and wider spread environment such as this past quarter, this hedging strategy results in a temporary decline in book value; however, the Company would expect that this temporary decline in book value would be recovered over time either through higher future spread earnings if rates remain low and spreads are wide, or through a reversal of this temporary decline in book value if rates rise and spreads narrow.  Consistent with its interest rate hedging strategy, the Company modified some of the components of its hedge position during the first quarter by incorporating put options on U.S. Treasury rates that will continue to provide the Company with protection against a significant rise in interest rates while also reducing future book value volatility in a falling interest rate environment.  We will continue to execute on our investment and hedging strategy that enables the Company to maintain the attractive cash returns of its investment portfolio in order to produce predictable core operating income that provides consistent dividends to our shareholders on a tax advantaged basis. In addition, the Company has the flexibility to substantially increase common share repurchases under its current authorization and expects to be opportunistic in doing so.  Above all, our Board of Directors and management team are focused on continuing to drive strong returns and value creation for all Arlington shareholders.”

Change in Accounting Method and Non-GAAP Core Operating Income Calculation

As previously communicated in its prior quarter earnings release and public filings, the Company modified its accounting policy for recognizing interest income on its investments in agency MBS classified as trading securities in the first quarter by amortizing purchase premiums (or accreting purchase discounts) as an adjustment to interest income in accordance with the “interest method” permitted by GAAP.  The change in accounting policy was retrospectively applied to all historical periods.  Because the Company accounts for its investments in trading agency MBS at fair value with all periodic changes in fair value reflected in the Company’s net income, this change in accounting policy does not affect the Company’s historical or future reported consolidated balance sheets nor does it affect the Company’s historical or future reported net income or comprehensive income.  However, the change in accounting policy results in a reclassification between previously reported “investment gains (losses), net” and “interest income” on the Company’s historical consolidated statements of comprehensive income.  A reconciliation of the reclassification on the quarterly results for 2015 as a result of this change in accounting policy appears at the end of this press release.

In the first quarter of 2016, the Company also revised its presentation of non-GAAP core operating income, which now reflects the change in its accounting policy for recognizing interest income on its investments in agency MBS.  A detailed description of non-GAAP core operating income appears at the end of this press release.

Other First Quarter Highlights

As of March 31, 2016, the Company’s agency investment portfolio totaled $4,148 million consisting of $3,418 million of agency MBS and $730 million of net long to-be-announced (“TBA”) agency securities.  As of March 31, 2016, the Company’s $3,418 million of fixed-rate agency MBS were comprised of the following:

•	$1,013 million of 3.5% 30-year MBS
•	$2,329 million of 4.0% 30-year MBS
•	$76 million of 4.5% 30-year MBS

As of March 31, 2016, the Company’s agency MBS had a weighted average original purchase price of $105.57 and a weighted average market price of $107.04.  The Company’s fixed-rate agency MBS were specifically selected for their relatively lower propensity for prepayment with approximately 60% of the Company’s agency MBS portfolio in specified pools of low loan balance loans, approximately 13% in specified pools of loans issued under the Home Affordable Refinance Program (“HARP”), while the remainder includes specified pools of loans originated in certain geographic areas, loans with low FICO scores or with other characteristics selected for the prepayment protection.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency security, increased to approximately 5/8 of a percentage point as of March 31, 2016 compared to approximately 1/2 of a percentage point as of December 31, 2015.  The actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 8.14% for the first quarter of 2016.

As of March 31, 2016, the Company’s net long TBA securities had a net notional amount of $690 million, purchase price of $726 million and market value of $730 million resulting in a net GAAP carrying fair value of $4 million.  Under GAAP, the Company accounts for its TBA securities as derivative instruments.  As of March 31, 2016, the Company’s $730 million of net long TBA securities were comprised of the following:

•	$367 million of 3.5% 30-year MBS
•	$363 million of 4.0% 30-year MBS

The Company enters into various hedging transactions to mitigate the interest rate sensitivity of its cost of borrowing and the value of its agency MBS portfolio.  As of March 31, 2016, the Company had interest rate derivatives used to hedge its agency MBS investment portfolio with notional amounts as follows:

•	$1,750 million of interest rate swaps
•	$375 million of 10-year U.S. Treasury note futures
•	$2,000 million of put options on 10-year U.S. Treasury note futures

As of March 31, 2016, the Company had $750 million in notional amount of two-year interest rate swap agreements with a weighted average pay fixed rate of 1.04% and a remaining weighted average maturity of 1.7 years and $1,000 million in notional amount of 10-year interest rate swap agreements with a weighted average pay fixed rate of 2.03% and a remaining weighted average maturity of 9.8 years.  As of March 31, 2016, the Company also had $375 million in notional 10-year U.S. Treasury note futures that were purchased during the first quarter of 2016 when the 10-year U.S. Treasury note rate was 1.76% on a weighted average basis and had a market rate of 1.78% as of period end.  During the first quarter of 2016, the Company purchased contracts that provide the Company the option to put 10-year U.S. Treasury note futures with an equivalent notional amount of $2,000 million that were struck at a weighted average strike price per contract of $124.25, or an equivalent 10-year U.S. Treasury rate of approximately 2.45%.

Interest income less interest expense on short-term financing on the Company’s agency MBS portfolio for the first quarter of 2016 and 2015 was $20.4 million and $22.7 million, respectively.  For the quarters ended March 31, 2016 and 2015, the amortization of the Company’s net premium on its agency MBS was $6.8 million and $6.5 million, respectively, and its weighted average yield on its agency MBS was 2.93% and 3.04%, respectively.  During the first quarter of 2016, the Company increased its agency investment allocation from specified agency MBS to non-specified agency TBAs.  For the quarters ended March 31, 2016 and 2015, the Company reported TBA dollar roll income of $3.8 million and $0.3 million, respectively.  TBA dollar roll income is considered the economic equivalent of investing in agency MBS financed with a repurchase agreement and is calculated as the price discount of a

forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security.   Under GAAP, the Company accounts for its TBA securities as derivative instruments and recognizes income from TBA dollar rolls as a component of net investment gains and losses in the Company’s financial statements.  During the first quarter of 2016, the Company recorded net investment gains on its agency investment portfolio of $62.1 million and net investment losses on its related interest rate derivative hedging instruments of $112.1 million for a net investment loss on its hedged agency portfolio of $50.0 million.

As of March 31, 2016, the Company’s private-label MBS portfolio consisted of $173.0 million in face value with an amortized cost basis of $121.2 million and a fair value of $129.2 million.  Interest income less interest expense on short-term financing on the Company’s private-label MBS portfolio for the first quarter of 2016 and 2015 was $2.7 million and $4.7 million, including non-cash accretion of $1.4 million and $2.7 million, respectively.  During the first quarter of 2016, the Company recorded net unrealized losses on its available-for-sale private-label MBS of $8.1 million included in other comprehensive income and net unrealized gains on its trading private-label MBS of $0.1 million for a total change in fair value reflected in book value of $8.0 million, or $0.35 per share.

As of March 31, 2016, the Company had $3,030 million of repurchase agreements outstanding with a weighted average rate of 66 basis points secured by an aggregate of $3,201 million of agency MBS at fair value.  As of March 31, 2016, the Company also had $33 million of repurchase agreements outstanding with a weighted average rate of 2.45% secured by $57 million of private-label MBS at fair value.

Corporate Tax Structure

The Company is subject to taxation as a corporation under Subchapter C of the Internal Revenue Code of 1986, as amended.  As of March 31, 2016, the Company’s estimated net operating loss carry-forwards were $100.2 million that begin to expire in 2027 and its estimated net capital loss carry-forwards were $294.3 million that begin to expire in 2019.  The Company’s estimated net operating and net capital loss carry-forwards as of March 31, 2016 are subject to potential adjustments up to the time of filing the Company’s income tax returns.  For GAAP accounting purposes, as of March 31, 2016 the Company had a deferred tax asset of $101.5 million, or $4.41 per share, which reflects a partial valuation allowance against its net capital loss-carryforwards.  During the first quarter of 2016, the Company recorded an increase in the valuation allowance of $12.0 million primarily attributable to net capital losses during the period on certain of its interest rate hedging instruments.

Stock Repurchase Program

In October 2015, the Company’s Board of Directors authorized an increase in the Company’s share repurchase program pursuant to which the Company may repurchase up to 2.0 million shares of its Class A common stock.  As of March 31, 2016, 1.95 million shares of the Company’s Class A common stock remain available for repurchase under the repurchase program, unchanged from December 31, 2015.

Distributions to Shareholders

The Company’s Board of Directors approved a distribution to common shareholders of $0.625 per share for the first quarter of 2016.  The distribution was paid on April 29, 2016 to shareholders of record as of March 31, 2016.

The tax characterization of the Company’s distributions to shareholders is determined annually and reported to shareholders on Form 1099-DIV after the end of the calendar year.  As a C-corporation, distributions to shareholders of current or accumulated earnings and profits are qualified dividends eligible for the 23.8% federal income tax rate whereas similar distributions to shareholders by a REIT of current or accumulated earnings and profits are nonqualified dividends subject to the higher 43.4% tax rate, inclusive of the 3.8% Medicare tax rate, on ordinary income.  Any distributions in excess of current or accumulated earnings and profits would be reported as returns of capital instead of qualified dividends.  Distributions that are classified as returns of capital are nontaxable to the extent they do not exceed a shareholder's adjusted tax basis in the Company's stock, or as a capital gain to the extent that the amount of the distribution exceeds a shareholder's adjusted tax basis in the Company's stock.

Conference Call

The Company will hold a conference call for investors at 11:00 A.M. Eastern Time on Tuesday, May 10, 2016 to discuss the Company’s first quarter of 2016 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in prepayment rates, changes in the Company’s returns, changes in the use of the Company’s tax benefits, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carry-forwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

		March 31, 2016
	ASSETS
	Cash and cash equivalents	$43,184
	Interest receivable	9,808
	Mortgage-backed securities, at fair value
	Private-label	129,231
	Agency	3,417,850
	Derivative assets, at fair value	5,587
	Deferred tax assets, net	101,480
	Deposits	81,768
	Other assets	2,381
	Total assets	$3,791,289
	LIABILITIES AND EQUITY
	Liabilities:
	Repurchase agreements	$3,062,381
	Interest payable	1,365
	Accrued compensation and benefits	1,423
	Dividend payable	14,476
	Derivative liabilities, at fair value	44,719
	Purchased securities payable	158,261
	Accounts payable, accrued expenses and other liabilities	1,502
	Long-term debt	73,489
	Total liabilities	3,357,616
	Equity:
	Common stock	230
	Additional paid-in capital	1,898,670
	Accumulated other comprehensive income, net of taxes	7,461
	Accumulated deficit	(1,472,688)
	Total equity	433,673
	Total liabilities and equity	$3,791,289
	Book value per share	$18.86
	Tangible book value per share (1)	$14.45
	Shares outstanding (in thousands) (2)	22,994

(1)	Tangible book value represents total stockholders' equity less net deferred tax assets.

(2)	Represents shares of Class A common stock and Class B common stock outstanding plus vested restricted stock units convertible into Class A common stock less unvested restricted Class A common stock.

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Interest income
Agency mortgage-backed securities	$25,655	$25,460
Private-label mortgage-backed securities	2,971	5,043
Other	128	7
Total interest income	28,754	30,510
Interest expense
Short-term debt	5,500	3,080
Long-term debt	1,193	648
Total interest expense	6,693	3,728
Net interest income	22,061	26,782
Investment loss, net
Realized gain on sale of available-for-sale investments, net	—	3,348
Other-than-temporary impairment charges	(99)	—
Gain on trading investments, net	50,950	19,745
Loss from derivative instruments, net	(100,760)	(76,012)
Other, net	19	112
Total investment loss, net	(49,890)	(52,807)
Other expenses
Compensation and benefits	2,564	2,412
Other expenses	1,771	1,006
Total other expenses	4,335	3,418
Loss before income taxes	(32,164)	(29,443)
Income tax (benefit) provision	(546)	12,742
Net loss	$(31,618)	$(42,185)
Basic loss per share	$(1.38)	$(1.84)
Diluted loss per share	$(1.38)	$(1.84)
Weighted-average shares outstanding (in thousands)
Basic	22,994	22,973
Diluted	22,994	22,973
Other comprehensive loss, net of taxes
Unrealized gains (losses) on available-for-sale securities (net of taxes of $(3,164) and $(2,663), respectively)	$(4,970)	$(4,493)
Reclassification
Included in investment loss, net, related to sales of available-for-sale securities (net of taxes of $-0- and $(380), respectively)	—	(3,362)
Included in investment loss, net, related to other-than-temporary impairment charges on available-for-sale securities (net of taxes of $39 and $-0-, respectively)	60	—
Comprehensive loss	$(36,528)	$(50,040)

The following tables present information on the Company’s investment and hedge portfolio as of March 31, 2016 (dollars in thousands):

Agency MBS:

	Face Amount	Fair Value	Market Price	Coupon	Weighted Average Life
30-year fixed rate:
3.5%	$961,398	$1,012,562	$105.32	3.50%	6.0
4.0%	2,162,322	2,329,172	107.72	4.00%	4.9
4.5%	69,422	76,091	109.61	4.50%	4.1
5.5%	22	25	112.68	5.50%	4.8
Total/weighted-average	$3,193,164	$3,417,850	107.04	3.86%	5.2

Net TBA Securities:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
30-year 3.5% coupon	$350,000	$364,073	$366,734	$2,661
30-year 4.0% coupon	340,000	361,717	363,110	1,393
Total	$690,000	$725,790	$729,844	$4,054

Private-label MBS:

	Face value	$172,969
	Discount	$(51,797)
	Amortized cost	$121,172
	Net unrealized gain	$8,059
	Fair market value	$129,231
	Fair market value (as a % of face value)	74.7%
	Quarterly GAAP yield (annualized)	10.32%
	Weighted average coupon	3.01%
	Three-month voluntary prepayment rate (annualized)	6.9%
	Credit enhancement	1.8%
	60+ days delinquent	12.4%
	Three-month default rate (annualized)	4.1%
	Three-month loss severity rate (1)	46.3%
	Three-month credit loss rate (annualized) (2)	1.9%

(1)	Represents a “loss-given-default” rate. Private-label MBS collateral pools which experienced no defaults within the three-month historical period are excluded from the loss severity rate calculation.
(2)	Calculated as the three-month default rate multiplied by the three-month loss severity rate.

Interest Rate Swaps:

	March 31, 2016
	Notional Amount	Average Fixed Pay Rate	Average Remaining Maturity (Years)	Fair Value
Years to maturity:
Less than 2 years	$750,000	1.04%	1.7	$(4,983)
2 to 10 years	1,000,000	2.03%	9.8	(39,717)
Total / weighted-average	$1,750,000	1.61%	6.3	$(44,700)

10-year U.S. Treasury Note Futures:

Maturity Date	Notional Amount	Fair Value
June 2016	$375,000	$733

Put Options on 10-year U.S. Treasury Note Futures:

Maturity Date	Notional Amount	Fair Value
May 2016	$2,000,000	$781

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company computed “non-GAAP core operating income” for the three months ended March 31, 2016.  Beginning in the first quarter of 2016, the Company defines core operating income as “economic net interest income” less “core general and administrative expenses.”

Economic Net Interest Income

Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total other expenses” of the consolidated statements of comprehensive income less stock-based compensation expense. For the three months ended March 31, 2016, core general and administrative expenses also exclude non-recurring expenses related to the 2016 proxy contest that are in excess of those normally incurred for an annual meeting of shareholders.

Non-GAAP Core Operating Income for the Three Months Ended March 31, 2016

The following table presents the Company’s computation of core operating income for the three months ended March, 31, 2016 (amounts in thousands, except per share amounts):

Three Months Ended
March 31, 2016
GAAP net interest income	$22,061
TBA dollar roll income	3,795
Interest rate swap net interest expense	(3,997)
Economic net interest income	21,859
Core general and administrative expenses	(3,420)
Non-GAAP core operating income	$18,439

Non-GAAP core operating income per diluted share	$0.80
Weighted average diluted shares outstanding	23,040

The following table provides a reconciliation of GAAP pre-tax net income to non-GAAP core operating income for the three months ended March 31, 2016 (amounts in thousands):

Three Months Ended
March 31, 2016
GAAP loss before income taxes	$(32,164)
Less:
Total investment loss, net	49,890
Stock-based compensation expense	517
Non-recurring proxy contest related expenses	398
Add back:
TBA dollar roll income	3,795
Interest rate swap net interest expense	(3,997)
Non-GAAP core operating income	$18,439

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income and comprehensive income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.

Non-GAAP Core Operating Income for Fiscal Year 2015

The Company retrospectively applied its revised definition of core operating income to the quarterly and annual periods of fiscal year 2015.  The Company notes, however, that the non-core operating income measures computed for prior year periods are not directly comparable to the results computed for the first quarter of 2016, as the Company solely utilized hedging instruments other than interest rate swap agreements prior to November 2015.  The economic costs or benefits of hedging instruments other than interest rate swap agreements do not affect the computation of non-GAAP core operating income.  The results of the Company’s retrospective application of its revised definition of core operating income to fiscal year 2015 are presented in the following table (amounts in thousands, except per share amounts):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP net interest income	$102,374	$25,807	$26,074	$23,711	$26,782
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Economic net interest income	107,835	26,878	27,970	25,946	27,041
Core general and administrative expenses	(13,642)	(3,121)	(3,639)	(3,575)	(3,307)
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734

Non-GAAP core operating income per diluted share	$4.08	$1.03	$1.05	$0.97	$1.03
Weighted average diluted shares outstanding	23,088	23,066	23,065	23,098	23,096

The following table provides a reconciliation of GAAP pre-tax net income to non-GAAP core operating income for fiscal year 2015 (amounts in thousands):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
GAAP income (loss) before income taxes	$(30,842)	$23,486	$(37,133)	$12,248	$(29,443)
Less:
Total investment (gain) loss, net	118,429	(1,653)	59,757	7,518	52,807
Stock-based compensation expense	1,145	853	(189)	370	111
Add back:
TBA dollar roll income	6,743	2,353	1,896	2,235	259
Interest rate swap net interest expense	(1,282)	(1,282)	—	—	—
Non-GAAP core operating income	$94,193	$23,757	$24,331	$22,371	$23,734

Effect of Change in Accounting Policy for Agency MBS

The following table presents the effect of the Company’s retrospective application of the change in accounting policy for recognizing interest income on its investments in agency MBS classified as trading securities to the annual and quarterly periods of fiscal year 2015 (amounts in thousands):

	Fiscal Year 2015
	Total Year	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest income: agency mortgage-backed securities:
As previously reported	$139,244	$35,475	$37,325	$34,530	$31,914
Retrospective adjustment	(33,330)	(7,136)	(9,336)	(10,404)	(6,454)
As revised	$105,914	$28,339	$27,989	$24,126	$25,460

Gain (loss) on trading investments, net:
As previously reported	$(64,388)	$(43,383)	$27,553	$(61,849)	$13,291
Retrospective adjustment	33,330	7,136	9,336	10,404	6,454
As revised	$(31,058)	$(36,247)	$36,889	$(51,445)	$19,745

Effect to previously reported net income (loss)	$—	$—	$—	$—	$—